Exhibit 99 - Press Release dated December 7, 1994



FOR IMMEDIATE RELEASE
December 7, 1994

HUBCO, INC. COMPLETES ACQUISITION OF SHOPPER CHARGE ACCOUNTS CO.

     Union City, New Jersey, December 7, 1994 -- HUBCO, Inc.
(NASDAQ; HUBC) today announced that its subsidiary, Hudson United
Bank acquired Shoppers Charge Accounts Co. of Jersey City, New
Jersey for approximately $16.3 million in cash.

     Shoppers Charge is the twelfth largest, third party private label retail credit card company in the United States as of December 31, 1992. Private-label revolving credit cards issued on behalf of retail stores accounted for 27.9% of outstandings on all retail credit cards at year-end 1993, according to the 1995 Edition of Credit Card News. Shoppers has a sophisticated credit card operating system which will also be used by Hudson United to manage a traditional credit card portfolio.

     "We are very excited about this acquisition and the many opportunities that it brings", stated Kenneth T. Neilson, President and Chief Executive Officer of HUBCO. "Shoppers has a 50-plus year history of providing financial services to the retail community. The synergies of our respective operations will ensure that both become stronger as a result of this acquisition."

     Shoppers will become a division of Hudson United Bank, and Thomas R. Nelson, Chief Operating Officer, will remain with Hudson United Bank as President of the Division having overall responsibility for the Shoppers division operations.

     HUBCO, Inc., with assets of $1.4 billion, owns Hudson United Bank with 45 branches throughout Northern New Jersey and HUB Financial Services, Inc. which provides computer services and Imaged Check Processing Services. The acquisition of Shoppers is HUBCO's ninth acquisition in its past four years and its first non-bank acquisition.